Exhibit 99.1

Werner Enterprises Reports Record Fourth Quarter and Full Year 2020 Operating Income

Fourth Quarter 2020 Highlights

•Total revenues of $620.3 million, flat YoY, up 5% sequentially
•Operating income of $81.5 million, up 24% YoY, up 31% sequentially; non-GAAP adjusted operating income of $82.7 million, up 30% YoY, up 29% sequentially
•Operating margin of 13.1%, up 250 bps YoY, up 260 bps sequentially; non-GAAP adjusted operating margin of 13.3%, up 310 bps YoY, up 240 bps sequentially
•Diluted EPS of $0.88, up 26% YoY, up 31% sequentially; non-GAAP adjusted diluted EPS of $0.89, up 33% YoY, up 29% sequentially

OMAHA, Neb., February 4, 2021 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported record operating income for the fourth quarter and year ended December 31, 2020.

“Werner produced strong results in the fourth quarter by safely delivering superior on-time service to our customers,” said Derek J. Leathers, Vice Chairman, President and Chief Executive Officer. “I have never been more proud of our Werner team. Their resilience, tenacity and perseverance in 2020 enabled us to overcome significant obstacles and challenges.

“I am confident that Werner is very well-positioned to continue our success in 2021. Our young fleet and the high performance delivered by our associates are enabling us to deliver differentiated service levels while efficiently managing our controllable costs. The driver market remains challenging, which should limit growth in truckload industry capacity at a time when we expect demand to be strong due to our customers’ low inventory levels. Werner is poised to achieve sustainable performance improvement going forward.”

Total revenues for the quarter decreased $1.5 million to $620.3 million versus the prior-year quarter, due to reduced fuel surcharges of $19.9 million due to lower fuel prices, partially offset by 5.3% higher revenues per truck.

Operating income of $81.5 million increased $15.8 million, or 24%, versus the prior-year quarter, while operating margin of 13.1% increased 250 basis points. On a non-GAAP basis, adjusted operating income of $82.7 million increased $19.3 million, or 30%. Adjusted operating margin of 13.3% improved 310 basis points from 10.2% for the same quarter last year. Revenues per truck improvements, combined with effective cost management, generated the margin expansion.

Interest expense of $0.6 million was $1.6 million lower, due to lower average borrowings. The effective income tax rate during the quarter was 25.4% compared to 24.4% in fourth quarter 2019.

Net income of $60.6 million increased 25%. On a non-GAAP basis, adjusted net income increased 31% to $61.5 million compared to $46.8 million for the same quarter last year. Diluted earnings per share

Werner Enterprises, Inc. - Release of February 4, 2021

(EPS) for the quarter of $0.88 increased 26%. On a non-GAAP basis, adjusted diluted EPS of $0.89 increased 33% compared to $0.67 in fourth quarter 2019.

Key Consolidated Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands, except per share amounts)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Total revenues	$620,302	$621,787	0%	$2,372,178	$2,463,701	(4)%
Truckload Transportation Services revenues	475,037	486,575	(2)%	1,843,209	1,909,776	(3)%
Werner Logistics revenues	130,113	120,145	8%	469,791	489,729	(4)%
Operating income	81,451	65,654	24%	227,438	225,472	1%
Operating margin	13.1%	10.6%	250 bps	9.6%	9.2%	40 bps
Net income	60,556	48,496	25%	169,078	166,944	1%
Diluted earnings per share	0.88	0.70	26%	2.44	2.38	2%

Adjusted operating income (1)	82,710	63,413	30%	241,945	225,947	7%
Adjusted operating margin (1)	13.3%	10.2%	310 bps	10.2%	9.2%	100 bps
Adjusted net income (1)	61,494	46,821	31%	179,886	167,299	8%
Adjusted diluted earnings per share (1)	0.89	0.67	33%	2.59	2.39	8%
(1) See GAAP to non-GAAP reconciliation schedule.

Noteworthy Developments Since Third Quarter 2020

•Issued our comprehensive Environmental, Social and Governance report, “Building on a Strong Foundation to Drive Greater Sustainability at Werner”
•Earned the 2020 Smartway Excellence Award from the EPA for the fourth consecutive year
•Appointed Carmen Tapio to the Werner Board of Directors
•Named experienced Werner leader Kathy Peissig to the position of AVP - Diversity, Inclusion and Learning
•Announced partnership with, and investment in, Mastery Logistics Systems, including its innovative MasterMindTM TMS solution to accelerate Werner TMS supply chain automation, visibility and productivity
•Made an equity investment in TuSimple, an autonomous trucking technology company, to take an active role in developing technologies that will enhance the lives of our professional drivers and customers
•Announced the sale of the Werner Global Logistics freight forwarding services for international ocean and air shipments to focus on providing superior truckload and logistics services in North America

Truckload Transportation Services (TTS) Segment

•Revenues of $475.0 million decreased $11.5 million
•Operating income of $78.6 million increased $19.4 million, or 33%; non-GAAP adjusted operating income of $79.9 million increased $19.5 million, or 32%
•Operating margin of 16.5% increased 430 basis points from 12.2%; non-GAAP adjusted operating margin of 16.8% increased 440 basis points from 12.4%.
•Non-GAAP adjusted operating margin, net of fuel, of 18.2% increased 420 basis points from 14.0%
•Average segment trucks in service totaled 7,790, a decrease of 252 trucks year over year, or 3.1%
•Dedicated unit trucks at quarter end totaled 4,945 or 63% of the total TTS segment fleet, compared to 4,630 trucks, or 58%, a year ago
•5.3% increase in TTS average revenues per truck per week

In our Dedicated fleet, freight demand remained strong in fourth quarter 2020. We added 230 trucks in Dedicated during the quarter. One-Way Truckload freight demand in fourth quarter 2020 was also strong. Peak holiday season demand started earlier than normal in October and continued well into December.

Werner Enterprises, Inc. - Release of February 4, 2021

Freight demand in Dedicated and One-Way Truckload has continued to be seasonally strong so far in first quarter 2021.

In fourth quarter 2020, TTS company truck miles decreased by approximately 3.4 million miles, and independent contractor miles decreased by approximately 4.8 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Trucking revenues, net of fuel surcharge	$434,127	$425,558	2%	$1,667,394	$1,652,663	1%
Trucking fuel surcharge revenues	36,563	56,485	(35)%	158,611	234,366	(32)%
Non-trucking and other revenues	4,347	4,532	(4)%	17,204	22,747	(24)%
Total revenues	$475,037	$486,575	(2)%	$1,843,209	$1,909,776	(3)%

Operating income	78,613	59,172	33%	222,007	202,660	10%
Operating margin	16.5%	12.2%	430 bps	12.0%	10.6%	140 bps
Operating ratio	83.5%	87.8%	(430) bps	88.0%	89.4%	(140) bps

Adjusted operating income	79,872	60,370	32%	236,514	206,574	14%
Adjusted operating margin	16.8%	12.4%	440 bps	12.8%	10.8%	200 bps
Adjusted operating margin, net of fuel surcharge	18.2%	14.0%	420 bps	14.0%	12.3%	170 bps
Adjusted operating ratio	83.2%	87.6%	(440) bps	87.2%	89.2%	(200) bps
Adjusted operating ratio, net of fuel surcharge	81.8%	86.0%	(420) bps	86.0%	87.7%	(170) bps

Werner Logistics Segment

•Revenues of $130.1 million increased $10.0 million, or 8%
•Gross margin of 12.5% decreased 280 bps
•Operating income of $2.6 million decreased $0.7 million, or 22%
•Operating margin of 2.0% decreased 80 bps

Truckload Logistics revenues (62% of total Logistics revenues) increased by 2%. Truckload Logistics volume declined 12%, and revenues per load increased 16%. Intermodal revenues (27% of Logistics revenues) increased 23%, due to volume growth of 21% and 1% higher revenues per load.

The gross margin percentage decreased 280 bps due to the large rise in spot truckload rates in the second half of 2020 which significantly increased the cost of capacity for contractual brokerage shipments in fourth quarter 2020. The logistics operating margin declined 80 bps to 2.0% as the 12% decline in gross profit exceeded the 10% decline in other operating expenses. As a result of improving customer rates for contractual brokerage shipments, the gross margin percentage and operating margin percentage both improved sequentially from third quarter 2020 to fourth quarter 2020 by 170 basis points and 270 basis points, respectively.

Werner Enterprises, Inc. - Release of February 4, 2021

Key Werner Logistics Segment Financial Metrics

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Total revenues	$130,113	$120,145	8%	$469,791	$489,729	(4)%
Rent and purchased transportation expense	113,908	101,764	12%	407,308	411,506	(1)%
Gross profit	16,205	18,381	(12)%	62,483	78,223	(20)%
Other operating expenses	13,572	15,014	(10)%	56,478	61,935	(9)%
Operating income	2,633	3,367	(22)%	6,005	16,288	(63)%
Gross margin	12.5%	15.3%	(280) bps	13.3%	16.0%	(270) bps
Operating margin	2.0%	2.8%	(80) bps	1.3%	3.3%	(200) bps

Cash Flow and Capital Allocation

Cash flow from operations in fourth quarter 2020 was $99.5 million compared to $94.5 million in fourth quarter 2019, an increase of 5%. Full year 2020 cash flow from operations was $445.9 million, producing $179.7 million of free cash flow for the year.

Gains on sales of equipment in fourth quarter 2020 were $4.0 million, or $0.04 per share, compared to $3.6 million, or $0.04 per share, in fourth quarter 2019. Year over year, we sold slightly fewer trucks and significantly fewer trailers which was offset by higher average gains per truck and trailer. Pricing in the market for our used trucks continued to improve in fourth quarter 2020. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Net capital expenditures in 2020 were $266.2 million compared to $283.9 million in 2019, a decrease of 6%. As a result of the improved pricing for our used trucks in fourth quarter 2020, we sold significantly more trucks than originally anticipated. This resulted in a decrease in fourth quarter 2020 net capital expenditures versus our guidance. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average ages of our truck and trailer fleets remain low by industry standards and were 2.0 years and 4.0 years, respectively, as of December 31, 2020.

During the quarter, we repurchased 1.2 million shares of common stock for a total cost of $47.7 million, or an average price of $39.77 per share. As of December 31, 2020, we had 2.8 million shares remaining under our share repurchase authorization.

As of December 31, 2020, we had $200 million of debt outstanding, $29 million of cash and nearly $1.2 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of February 4, 2021

2020 and 2021 Guidance Metrics and Assumptions

The following table summarizes (1) our 2020 guidance and assumptions compared to actual results and (2) introduces our 2021 guidance and assumptions:

2020 and 2021 Guidance	4Q20 Guidance (as of 10/28/20)	4Q20 Actual (as of 12/31/20)	2021 Annual Guidance (as of 2/4/21)	2021 Commentary
TTS truck growth from BoY to EoY	(3)% to (1)%	(2)%	1% to 3%	Targeted growth with strong performing Dedicated fleet Augmenting TTS capacity with growing power-only Logistics solution
Gains on sales of equipment	$2M to $3M	$4.0M	$12M to $15M	Higher gains in improving market with highly spec’d equipment Growing retail vs. wholesale sales mix
Net capital expenditures	$88M to $113M	$79M	$275M to $300M	Newer trucks/trailers with enhanced safety features Opening two new full-service terminals Continued investment in Werner Edge digital initiative
TTS Guidance
Dedicated RPTPW* growth	n/a	n/a	3% to 5% (1H21 vs. 1H20)	Consistent performance record of YoY improvement through both strong and softer freight markets
One-Way Truckload (OWT) RPTM* growth	3% to 5% (4Q20 vs. 4Q19)	6.9% (4Q20 vs. 4Q19)	7% to 10% (1H21 vs. 1H20)	High-single-digit to Low-double-digit percentage contractual rate renewals expected during bid season Strong OWT freight market; focus areas of cross-border and expedited
Assumptions
Effective income tax rate	25.0% to 25.5%	25.4%	24.5% to 25.5%
Truck age Trailer age	2.0 years Low-to-mid “4” years	2.0 years 4.0 years	2.0 years Low-to-mid “4” years	Reinvest to maintain young fleet
* Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of February 4, 2021

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss fourth quarter 2020 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “News and Events” and then “Webcasts & Presentations.” To participate in the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on February 4, 2021 at approximately 6:00 p.m. CT through March 4, 2021 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10150328. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “News and Events” and then “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America. Werner maintains its corporate headquarters in Omaha, Nebraska and maintains offices in the United States, Canada and Mexico. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes North American truck brokerage, freight management, intermodal and final mile services.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

To supplement our financial results presented on a GAAP basis, we provide certain non-GAAP financial measures, including adjusted operating income, adjusted net income and adjusted diluted earnings per share. We believe these non-GAAP financial measures provide a more useful comparison of our performance from period to period because they exclude the effect of items that, in our opinion, do not reflect our core operating performance. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business.

Werner Enterprises, Inc. - Release of February 4, 2021

Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036
Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of February 4, 2021

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	$	%	$	%	$	%	$	%
Operating revenues	$620,302	100.0	$621,787	100.0	$2,372,178	100.0	$2,463,701	100.0
Operating expenses:
Salaries, wages and benefits	197,718	31.9	200,101	32.2	795,847	33.6	818,487	33.2
Fuel	39,743	6.4	59,208	9.5	157,124	6.6	235,928	9.6
Supplies and maintenance	42,763	6.9	45,946	7.4	175,842	7.4	182,909	7.4
Taxes and licenses	24,911	4.0	24,737	4.0	95,746	4.0	95,525	3.9
Insurance and claims	24,656	4.0	23,282	3.7	109,816	4.6	88,913	3.6
Depreciation	63,799	10.3	64,711	10.4	263,286	11.1	249,527	10.1
Rent and purchased transportation	140,195	22.6	135,629	21.8	519,184	21.9	549,438	22.3
Communications and utilities	3,333	0.5	3,497	0.6	14,474	0.6	15,303	0.6
Other	1,733	0.3	(978)	(0.2)	13,421	0.6	2,199	0.1
Total operating expenses	538,851	86.9	556,133	89.4	2,144,740	90.4	2,238,229	90.8
Operating income	81,451	13.1	65,654	10.6	227,438	9.6	225,472	9.2
Other expense (income):
Interest expense	576	—	2,159	0.4	4,215	0.2	6,854	0.3
Interest income	(308)	—	(678)	(0.1)	(1,634)	(0.1)	(3,326)	(0.1)
Other	40	—	49	—	163	—	38	—
Total other expense (income)	308	—	1,530	0.3	2,744	0.1	3,566	0.2
Income before income taxes	81,143	13.1	64,124	10.3	224,694	9.5	221,906	9.0
Income tax expense	20,587	3.3	15,628	2.5	55,616	2.4	54,962	2.2
Net income	$60,556	9.8	$48,496	7.8	$169,078	7.1	$166,944	6.8
Diluted shares outstanding	69,052		69,723		69,427		70,026
Diluted earnings per share	$0.88		$0.70		$2.44		$2.38

Werner Enterprises, Inc. - Release of February 4, 2021

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating revenues	$620,302	$621,787	$2,372,178	$2,463,701
Operating expenses	538,851	556,133	2,144,740	2,238,229
Operating income	81,451	65,654	227,438	225,472
Total other expense (income)	308	1,530	2,744	3,566
Income before income taxes	81,143	64,124	224,694	221,906
Income tax expense	20,587	15,628	55,616	54,962
Net income	$60,556	$48,496	$169,078	$166,944
Diluted shares outstanding	69,052	69,723	69,427	70,026
Diluted earnings per share	$0.88	$0.70	$2.44	$2.38

Adjusted for:
Operating expenses	$538,851	$556,133	$2,144,740	$2,238,229
Insurance and claims (1)	(1,259)	(1,198)	(4,893)	(3,914)
Gains on sale of real estate (2)	—	3,439	—	3,439
Depreciation (3)	—	—	(9,614)	—
Adjusted operating expenses	537,592	558,374	2,130,233	2,237,754
Adjusted operating income (4)	82,710	63,413	241,945	225,947
Total other expense (income)	308	1,530	2,744	3,566
Adjusted income before income taxes	82,402	61,883	239,201	222,381
Adjusted income tax expense	20,908	15,062	59,315	55,082
Adjusted net income (4)	$61,494	$46,821	$179,886	$167,299
Diluted shares outstanding	69,052	69,723	69,427	70,026
Adjusted diluted earnings per share (4)	$0.89	$0.67	$2.59	$2.39

(1) During fourth quarter 2020 and 2019, we accrued pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized excluding the months of June and July 2019 where the plaintiffs requested an extension of time to respond to our appeal. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During fourth quarter 2019, we sold two parcels of real estate which resulted in a $3,439 pre-tax gain on sale. This item is included in our Segment Information table in “Corporate” operating income.

(3) During first quarter 2020, we changed the estimated life of certain trucks expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market. These trucks continued to depreciate at the same higher rate per truck, until all were sold.  Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(4) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict interest accrual and the additional depreciation expense and add the gains on sale of real estate to (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to GAAP income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

Werner Enterprises, Inc. - Release of February 4, 2021

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues
Truckload Transportation Services	$475,037	$486,575	$1,843,209	$1,909,776
Werner Logistics	130,113	120,145	469,791	489,729
Other (1)	14,737	14,386	57,276	61,850
Corporate	467	684	2,009	2,589
Subtotal	620,354	621,790	2,372,285	2,463,944
Inter-segment eliminations (2)	(52)	(3)	(107)	(243)
Total	$620,302	$621,787	$2,372,178	$2,463,701

Operating Income
Truckload Transportation Services	$78,613	$59,172	$222,007	$202,660
Werner Logistics	2,633	3,367	6,005	16,288
Other (1)	907	354	3,839	5,535
Corporate	(702)	2,761	(4,413)	989
Total	$81,451	$65,654	$227,438	$225,472
`

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.
(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Chg	2020	2019	% Chg
Truckload Transportation Services segment
Average trucks in service	7,790	8,042	(3.1)%	7,757	7,969	(2.7)%
Average revenues per truck per week (1)	$4,287	$4,071	5.3%	$4,134	$3,988	3.7%
Total trucks (at quarter end)
Company	7,390	7,460	(0.9)%	7,390	7,460	(0.9)%
Independent contractor	440	540	(18.5)%	440	540	(18.5)%
Total trucks	7,830	8,000	(2.1)%	7,830	8,000	(2.1)%
Total trailers (at quarter end)	23,125	22,700	1.9%	23,125	22,700	1.9%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$176,014	$188,306	(6.5)%	$694,868	$738,510	(5.9)%
Average trucks in service	2,918	3,349	(12.9)%	3,096	3,376	(8.3)%
Total trucks (at quarter end)	2,885	3,370	(14.4)%	2,885	3,370	(14.4)%
Average percentage of empty miles	11.69%	11.98%	(2.4)%	12.06%	12.01%	0.4%
Average revenues per truck per week (1)	$4,638	$4,325	7.2%	$4,315	$4,207	2.6%
Average % change YOY in revenues per total mile (1)	6.9%	(5.4)%		0.9%	(2.1)%
Average % change YOY in total miles per truck per week	0.3%	(3.5)%		1.6%	(3.1)%
Average completed trip length in miles (loaded)	869	862	0.8%	852	848	0.5%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$258,113	$237,252	8.8%	$972,526	$914,153	6.4%
Average trucks in service	4,872	4,693	3.8%	4,661	4,593	1.5%
Total trucks (at quarter end)	4,945	4,630	6.8%	4,945	4,630	6.8%
Average revenues per truck per week (1)	$4,075	$3,888	4.8%	$4,012	$3,827	4.8%

Werner Logistics segment
Average trucks in service	31	35	(11.4)%	31	36	(13.9)%
Total trucks (at quarter end)	31	33	(6.1)%	31	33	(6.1)%
Total trailers (at quarter end)	1,275	1,445	(11.8)%	1,275	1,445	(11.8)%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of February 4, 2021

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Capital expenditures, net	$78,978	$12,216	$266,241	$283,875
Cash flow from operations	99,513	94,459	445,909	426,644
Return on assets (annualized)	11.2%	9.0%	8.0%	7.8%
Return on equity (annualized)	20.3%	17.9%	14.7%	14.6%

Werner Enterprises, Inc. - Release of February 4, 2021

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2020	December 31, 2019
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$29,334	$26,418
Accounts receivable, trade, less allowance of $8,686 and $7,921, respectively	341,104	322,846
Other receivables	23,491	52,221
Inventories and supplies	12,062	9,243
Prepaid taxes, licenses and permits	17,231	16,757
Other current assets	33,694	38,849
Total current assets	456,916	466,334

Property and equipment	2,405,335	2,343,536
Less – accumulated depreciation	862,077	817,260
Property and equipment, net	1,543,258	1,526,276

Other non-current assets (1)	156,502	151,254
Total assets	$2,156,676	$2,143,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,263	$94,634
Current portion of long-term debt	25,000	75,000
Insurance and claims accruals	76,917	69,810
Accrued payroll	35,594	38,347
Accrued expenses	25,032	11,072
Other current liabilities	28,208	19,977
Total current liabilities	274,014	308,840

Long-term debt, net of current portion	175,000	225,000
Other long-term liabilities	43,114	21,129
Insurance and claims accruals, net of current portion (1)	231,638	228,218
Deferred income taxes	237,870	249,669

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 67,931,726 and 69,244,525 shares outstanding, respectively	805	805
Paid-in capital	116,039	112,649
Retained earnings	1,438,916	1,294,608
Accumulated other comprehensive loss	(22,833)	(14,728)
Treasury stock, at cost; 12,601,810 and 11,289,011 shares, respectively	(337,887)	(282,326)
Total stockholders’ equity	1,195,040	1,111,008
Total liabilities and stockholders’ equity	$2,156,676	$2,143,864

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of December 31, 2020 and December 31, 2019.